Exhibit 10.29

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of November 26, 2013 by and between Newcastle Investment Corp., a Maryland corporation (“Newcastle”), and New Media Investment Group Inc., a Delaware corporation (“New Media”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Debtors’ Joint Prepackaged Chapter 11 Plan, dated as of September 20, 2013 (together with all Exhibits, Annexes and Schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Plan”), in the cases captioned In re: GateHouse Media, Inc., et al., Case No. 13-12503 (MFW) (Jointly Administered) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of June 28, 2013 (as it may be amended in accordance with its terms, the “Stock Purchase Agreement”), by and among Dow Jones Ventures VII, Inc. (“Seller”), Dow Jones Local Media Group, Inc. (the “Company”), Newcastle and, solely with respect to its obligations under Sections 7.3, 7.7, 7.13, 7.14, 9.2, 9.3 and 10.2 of the Stock Purchase Agreement, Dow Jones & Company, Inc., Local Media Group Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Newcastle (“Holdings”), acquired all of the outstanding common stock of the Company;

WHEREAS, Newcastle is the sole member of, and the holder of a 100% limited liability company interest (the “Membership Interest”) in, Holdings;

WHEREAS, as part of the Transaction pursuant to the Plan, Newcastle (and its Designated Affiliates or other designees, as applicable) shall receive New Media Shares (as defined below) in respect of its New Media Elected Claims and its acquisition of Cash-Out Claims and its making of the Contribution (as defined below) on the Effective Date;

WHEREAS, as part of the Transaction pursuant to the Plan, on the Effective Date Newcastle shall contribute to New Media, and New Media shall accept from Newcastle, all of Newcastle’s right, title and interest in and to the Membership Interest, free and clear of all liens, claims and encumbrances, in exchange for 4,112,193 shares of common stock of New Media, par value $0.01 (the “New Media Shares”), in each case on the terms and subject to the conditions set forth herein (the “Contribution”);

WHEREAS, in order to effect the Transaction pursuant to the Plan, concurrently with the execution of this Agreement and the Contribution, Newcastle and New Media shall enter into an Assignment Agreement (the “Assignment Agreement”), of even date herewith, pursuant to which Newcastle shall transfer and assign to New Media all of Newcastle’s rights and interests in and to the Stock Purchase Agreement and New Media shall assume and agree to perform all obligations, duties, liabilities and commitments of Newcastle under the Stock Purchase Agreement;

WHEREAS, the board of directors of Newcastle has determined that the Contribution is in the best interest of Newcastle;

WHEREAS, the board of directors of New Media has determined that the Contribution is in the best interest of New Media and has authorized the issuance of the New Media Shares to Newcastle in connection therewith; and

WHEREAS, the Bankruptcy Court confirmed the Plan on November 6, 2013;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Contribution. On the Effective Date and subject to the terms of the Plan, Newcastle hereby contributes, transfers, assigns and delivers to New Media, and New Media hereby accepts from Newcastle, all of Newcastle’s right, title and interest in and to the Membership Interest, free and clear of all liens, claims and encumbrances, on the terms and subject to the conditions set forth herein.

2. Issuance of New Media Shares. In consideration of the Contribution and the occurrence of the other actions necessary to effect the Transaction on the Effective Date, New Media shall, concurrently with the execution of this Agreement and the Contribution, issue to Newcastle (or one or more of its designated affiliates) the New Media Shares. For the avoidance of doubt, in the event Reorganized GateHouse enters into the New Debt Facility, the foregoing issuance shall not occur prior to the distribution of the New Debt Facility Net Proceeds to the holders of New Media Stock.

3. Representations and Warranties of Newcastle. Newcastle hereby represents and warrants to New Media as of the date hereof as follows:

(i) Newcastle is a corporation duly organized, validly existing and validly existing and in good standing under the laws of the State of Maryland. Newcastle has full corporate power and authority to execute and deliver this Agreement and the Assignment Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Membership Interest.

(ii) The execution and delivery by Newcastle of this Agreement and the Assignment Agreement, and the performance by Newcastle of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Newcastle, and no other corporate action on the part of Newcastle or its stockholders is necessary to authorize the execution of this Agreement or the Assignment Agreement or the consummation of any of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Newcastle and constitutes, and upon the execution and delivery by Newcastle of the Assignment Agreement, the Assignment Agreement will constitute, legal, valid and binding obligations of Newcastle enforceable against Newcastle in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(iii) Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full limited liability company power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Prior to the execution of this Agreement, Newcastle has delivered to New Media true and complete copies of the certificate of formation and limited liability company agreement of Holdings as in effect on the date hereof. Other than the ownership of the Membership Interest, the entry into that certain Credit Agreement, dated September 3, 2013, by and among Holdings, the Company, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the lenders party thereto (as amended, supplemented, or modified from time to time, the “Credit Agreement”), and the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Plan, Holdings has not had any business or operations, incurred any liabilities or entered into any agreements or other arrangements.

(iv) Other than the Membership Interest, Holdings has no outstanding equity interests, other capital stock or (except for this Agreement) Options (as defined below). Other than the equity interests in the Company owned by Holdings (the “Company Equity Interests”), the Company has no outstanding equity interests, other capital stock or Options. The Membership Interest and Company Equity Interests are duly authorized, validly issued, outstanding, fully paid and non-assessable. Newcastle owns the Membership Interest and Holdings owns the Company Equity Interests, in each case beneficially and of record, free and clear of all liens or other encumbrances other than liens securing obligations under the Credit Agreement. Neither Newcastle, Holdings nor the Company is party to any agreement pursuant to which either such entity has granted preemptive rights, rights of first refusal, registration rights and similar rights with respect to the Membership Interest or Company Equity Interests. For purposes hereof, “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any equity interests or shares of capital stock of such person or any security of any kind convertible into or exchangeable or exercisable for any equity interests or shares of capital stock of such person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of equity interests or shares of capital stock of such person, including any rights to participate in the equity or income of such person or to participate in or direct the election of any directors or officers of such person or the manner in which any shares of capital stock of such person are voted.

(v) Holdings has no subsidiaries other than the Company.

(vi) The execution and delivery by Newcastle of this Agreement does not, and the execution and delivery by Newcastle of the Assignment Agreement, the performance by Newcastle of its obligations under this Agreement and the Assignment Agreement and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable organizational documents) of Newcastle, Holdings, or the Company; (B) conflict with or result in a violation of, in any material respect, any law or order applicable to Newcastle, Holdings or the Company or any of their respective assets and properties; or (C) conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, require Newcastle, Holdings, the Company to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or result in the creation or imposition of any lien or other encumbrance upon Holdings. the Company or any subsidiary of the Company or any of their respective assets and properties under, any material contract, agreement or license to which Newcastle, Holdings, the Company or any subsidiary of the Company is a party or by which any of their respective assets and properties is bound.

(vii) No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Newcastle, Holdings, the Company or any subsidiary of the Company is required in connection with the execution, delivery and performance of this Agreement or the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby.

4. Further Assurances. After the Contribution, as may be necessary and without further consideration, the parties hereto shall execute, acknowledge and deliver such other documents, instruments and agreements and shall do such other things as may be necessary to carry out their respective obligations under this Agreement and as may be reasonably required or requested by the other party to more completely contribute and transfer to New Media all of Newcastle’s right, title and interest in and to the Membership Interest.

5. Effectiveness. This Agreement shall be effective as of the date first set forth above.

6. Amendment. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties, and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

7. Governing Law; Binding Effect; No Third Party Liability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

8. Counterparts. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in .PDF or .tiff format) shall be deemed effective as manual delivery.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWCASTLE INVESTMENT CORP.

By:	/s/ Jonathan Brown
Name:	Jonathan Brown
Title:	Interim Chief Financial Officer

NEW MEDIA INVESTMENT GROUP INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

[Signature page to Contribution Agreement]